Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
SECOND QUARTER RESULTS

THOUSAND OAKS, Calif. – July 24, 2019 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Record quarterly sales of $782.0 million, an increase of 6.8% compared to last year

•	Record quarterly GAAP earnings per diluted share of $2.80, an increase of 20.7% compared to last year

•	Record operating margin

•	Raising full year 2019 GAAP earnings outlook to $9.86 to $9.96 per diluted share, an increase from the prior outlook of $9.45 to $9.55

•	Announced pending acquisition of the Gas and Flame Detection business of 3M for $230.0 million in cash

Teledyne today reported second quarter 2019 net sales of $782.0 million, compared with net sales of $732.5 million for the second quarter of 2018, an increase of 6.8%. Net income was $104.6 million ($2.80 per diluted share) for the second quarter of 2019, compared with $85.9 million ($2.32 per diluted share) for the second quarter of 2018, an increase of 21.8%. The second quarter of 2019 reflected net discrete income tax benefits of $4.3 million compared with net discrete income tax benefits of $3.4 million for the second quarter of 2018.
“We achieved all-time record sales and earnings per share for any quarterly period,” said Robert Mehrabian, Executive Chairman.  “Operating margin was also a record, increasing 165 basis points over last year.  We have increased our emphasis on margin improvement, while at the same time continuing our proven strategy of disciplined capital deployment for compound growth in earnings. As an example, we were pleased to announce the Gas and Flame Detection acquisition, which will expand our portfolio of environmental instrumentation businesses.”  Al Pichelli, President and Chief Executive Officer, added, “Each business segment reported organic sales growth as Teledyne continues to benefit from our balanced portfolio of common technologies serving different, complementary markets. Strong sales of advanced detectors for medical imaging and defense electronics generated growth for our digital imaging and aerospace and defense segments.  Instrumentation sales were led by continued growth of electronic test and measurement systems.  Finally, marine instrumentation received outstanding orders and ended the quarter with its largest backlog in nearly four years.”
Review of Operations
Comparisons are with the second quarter of 2018, unless noted otherwise.
Instrumentation
The Instrumentation segment’s second quarter 2019 net sales were $264.1 million, compared with $262.6 million, an increase of 0.6%. Operating income was $49.0 million for the second quarter of 2019, compared with $40.9 million, an increase of 19.8%.
The second quarter 2019 net sales increase resulted from higher sales of test and measurement instrumentation, environmental instrumentation, partially offset by lower marine instrumentation sales. Sales of test and measurement instrumentation increased $7.1 million while sales of environmental instrumentation increased $1.7 million and sales of marine instrumentation decreased $7.3 million. The increase in operating income reflected the impact of higher margins across most product lines.

Digital Imaging
The Digital Imaging segment’s second quarter 2019 net sales were $251.3 million, compared with $225.3 million, an increase of 11.5%. Operating income was $52.5 million for the second quarter of 2019, compared with $43.3 million, an increase of 21.2%.
The second quarter 2019 net sales primarily reflected higher sales of X-ray detectors for life sciences applications and aerospace, defense and MEMS products as well as $23.3 million in sales from the acquisition of the scientific imaging businesses of Roper Technologies, Inc. The increase in operating income in the second quarter of 2019 primarily reflected the impact of higher sales and favorable product mix, partially offset by higher research and development expense.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s second quarter 2019 net sales were $191.0 million, compared with $173.5 million, an increase of 10.1%. Operating income was $39.4 million for the second quarter of 2019, compared with $33.7 million, an increase of 16.9%.
The second quarter 2019 net sales reflected $17.8 million of higher sales of defense electronics, partially offset by $0.3 million of lower sales of aerospace electronics. The increase in operating income in the second quarter of 2019 reflected the impact of higher sales and improved margins.
Engineered Systems
The Engineered Systems segment’s second quarter 2019 net sales were $75.6 million compared with $71.1 million, an increase of 6.3%. Operating income was $7.3 million for the second quarter of 2019, compared with $7.4 million, a decrease of 1.4%.
The second quarter 2019 net sales reflected higher sales of $5.2 million of engineered products and services, partially offset by lower sales of $0.7 million of turbine engines. The higher sales of engineered products and services, primarily reflected increased sales for nuclear manufacturing and space programs. Operating income in the second quarter of 2019 decreased primarily due to product mix.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $83.2 million for the second quarter of 2019, compared with $107.9 million. The lower cash provided by operating activities in the second quarter of 2019 reflected higher working capital requirements including the timing of accounts receivable collections, partially offset by the impact of higher operating income and lower income tax payments. At June 30, 2019, cash totaled $108.1 million compared with $142.2 million at December 30, 2018. At June 30, 2019, total debt was $791.7 million, compared with $747.5 million at December 30, 2018. At June 30, 2019, $76.5 million was outstanding under the $750.0 million credit facility. The company received $10.5 million from the exercise of stock options in the second quarter of 2019, compared with $11.5 million. Capital expenditures for the second quarter of 2019 were $18.1 million, compared with $27.4 million. Depreciation and amortization expense for the second quarter of 2019 was $27.1 million, compared with $27.6 million. In June 2019, Teledyne announced the pending acquisition of the Gas and Flame Detection business of 3M Company for $230.0 million in cash. The transaction is expected to close in the third quarter of 2019.

Free Cash Flow (a)	Second Quarter
(in millions, brackets indicate use of funds)	2019	2018
Cash provided by operating activities	$83.2	$107.9
Capital expenditures for property, plant and equipment	(18.1)	(27.4)
Free cash flow	$65.1	$80.5
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Income Taxes
The effective tax rate for the second quarter of 2019 was 18.2% compared with 17.7%. The second quarter of 2019 reflected net discrete income tax benefits of $4.3 million, which included a $4.8 million income tax benefit related to share-based accounting. The second quarter of 2018 reflected net discrete income tax benefits of $3.4 million, which included a $4.7 million income tax benefit related to share-based accounting. Excluding the net discrete income tax benefits in both periods, the effective tax rates would have been 21.6% for the second quarter of 2019 and 21.0% for the second quarter of 2018.
Other
Stock option expense was $5.8 million for the second quarter of 2019, compared with $5.4 million. Stock option expense for fiscal year 2019 is currently expected to be $26.5 million, compared with $19.8 million for fiscal year 2018. Non-service retirement benefit income was $2.0 million for the second quarter of 2019, compared with $3.3 million. Interest expense, net of interest income, decreased to $5.4 million for the second quarter of 2019 compared with $6.7 million and primarily reflected lower debt levels in the second quarter of 2019. Corporate expense was $16.3 million for the second quarter of 2019, compared with $13.8 million and primarily reflected higher professional fees expense.
Recent Accounting Pronouncements
Effective December 31, 2018, the beginning of our 2019 fiscal year, Teledyne adopted the requirements of Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)” using the modified retrospective transition option of applying the new guidance at the adoption date. In addition, we elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed us to carry forward the historical lease classification. Adoption of the new guidance resulted in the recording of right-of-use assets and a lease liability for 2019. Prior period comparative information was not adjusted. At June 30, 2019, Teledyne has right-of-use assets of $129.6 million included in long-term other assets and a total lease liability for operating leases of $139.8 million of which $121.9 million is included in other long-term liabilities and $17.9 million is included in accrued liabilities.
Outlook
Based on its current outlook, the company’s management believes that third quarter 2019 GAAP earnings per diluted share will be in the range of $2.50 to $2.55 and full year 2019 GAAP earnings per diluted share will be in the range of $9.86 to $9.96, an increase from the prior outlook of $9.45 to $9.55. The company’s annual estimated tax rate for 2019 is 21.9%, before discrete items.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to sales, earnings, operating margin, growth opportunities, acquisitions, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, exchange rate fluctuations, cost reductions, facility consolidation costs, severance expenses and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.
Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; impacts from the United Kingdom’s pending exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; and threats to the security of our confidential and proprietary information, including cyber security threats. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs and disruptions from the grounding of Boeing's 737 Max aircraft could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.
While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2018 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, July 24, 2019. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, July 24, 2019.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JUNE 30, 2019 AND JULY 1, 2018
(Unaudited - in millions, except per share amounts)

	Second Quarter	Second Quarter	Six Months	Six Months
	2019	2018	2019	2018
Net sales	$782.0	$732.5	$1,527.2	$1,428.1
Costs and expenses:
Costs of sales	463.6	447.0	927.5	885.2
Selling, general and administrative expenses	186.5	174.0	370.5	343.0
Total costs and expenses	650.1	621.0	1,298.0	1,228.2
Operating income	131.9	111.5	229.2	199.9
Interest and debt expense, net	(5.4)	(6.7)	(10.8)	(13.8)
Non-service retirement benefit income	2.0	3.3	4.2	6.7
Other expense, net	(0.6)	(3.7)	(1.8)	(6.2)
Income before income taxes	127.9	104.4	220.8	186.6
Provision for income taxes	23.3	18.5	40.9	34.2
Net income	$104.6	$85.9	$179.9	$152.4

Diluted earnings per common share	$2.80	$2.32	$4.82	$4.13

Weighted average diluted common shares outstanding	37.4	37.0	37.3	36.9

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JUNE 30, 2019 AND JULY 1, 2018
(Unaudited - in millions)

	Second Quarter	Second Quarter	% Change	Six Months	Six Months	% Change
	2019	2018		2019	2018
Net sales:
Instrumentation	$264.1	$262.6	0.6%	$520.6	$501.6	3.8%
Digital Imaging	251.3	225.3	11.5%	486.6	436.3	11.5%
Aerospace and Defense Electronics	191.0	173.5	10.1%	371.4	347.1	7.0%
Engineered Systems	75.6	71.1	6.3%	148.6	143.1	3.8%
Total net sales	$782.0	$732.5	6.8%	$1,527.2	$1,428.1	6.9%
Operating income:
Instrumentation	$49.0	$40.9	19.8%	$88.9	$68.7	29.4%
Digital Imaging	52.5	43.3	21.2%	89.5	77.9	14.9%
Aerospace and Defense Electronics	39.4	33.7	16.9%	73.2	65.4	11.9%
Engineered Systems	7.3	7.4	(1.4)%	12.0	14.6	(17.8)%
Corporate expense	(16.3)	(13.8)	18.1%	(34.4)	(26.7)	28.8%
Operating income	131.9	111.5	18.3%	229.2	199.9	14.7%
Interest and debt expense, net	(5.4)	(6.7)	(19.4)%	(10.8)	(13.8)	(21.7)%
Non-service retirement benefit income	2.0	3.3	(39.4)%	4.2	6.7	(37.3)%
Other expense, net	(0.6)	(3.7)	(83.8)%	(1.8)	(6.2)	(71.0)%
Income before income taxes	127.9	104.4	22.5%	220.8	186.6	18.3%
Provision for income taxes	23.3	18.5	25.9%	40.9	34.2	19.6%
Net income	$104.6	$85.9	21.8%	$179.9	$152.4	18.0%

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	June 30, 2019	December 30, 2018
ASSETS
Cash	$108.1	$142.5
Accounts receivable, net	608.8	561.8
Inventories, net	390.4	364.3
Prepaid expenses and other current assets	53.7	45.8
Total current assets	1,161.0	1,114.4
Property, plant and equipment, net	450.9	442.6
Goodwill and acquired intangible assets, net	2,267.9	2,079.5
Prepaid pension asset	101.4	88.2
Other assets, net (a)	219.0	84.6
Total assets	$4,200.2	$3,809.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$221.7	$227.8
Accrued liabilities (a)	353.8	355.6
Current portion of long-term debt and other debt	135.5	137.4
Total current liabilities	711.0	720.8
Long-term debt	656.2	610.1
Other long-term liabilities (a)	360.0	248.7
Total liabilities	1,727.2	1,579.6
Total stockholders’ equity	2,473.0	2,229.7
Total liabilities and stockholders’ equity	$4,200.2	$3,809.3

a)
Effective December 31, 2018, Teledyne adopted the requirements of Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)” using the modified retrospective transition option of applying the new guidance at the adoption date. Prior periods were not changed. At June 30, 2019, Teledyne has right-of-use assets of $129.6 million included in long-term other assets, net and a total lease liability of $139.8 million for operating leases of which long-term liabilities includes $121.9 million and accrued liabilities includes $17.9 million.